EZCORP Reports Fourth Quarter and Full Year Fiscal 2021 Results
Store Count Up 14% and PLO Up 34% for the Year
Austin, Texas (November 17, 2021) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn transactions in the United States and Latin America, today announced results for its fiscal fourth quarter and full year ended September 30, 2021.
All amounts in this release are in conformity with U.S. generally accepted accounting principles ("GAAP") unless otherwise noted. Comparisons shown in this release are to the same period in the prior year unless otherwise noted.
FOURTH QUARTER HIGHLIGHTS
•Pawn Loans Outstanding (PLO) up 34% and up 12% compared to the third quarter.
•Total revenue increased 15% and net revenue increased 33%.
•Merchandise sales gross profit margin was 41% up from 31%.
•Diluted earnings per share was $0.03, compared to a diluted loss per share of $0.42. On an adjusted basis1, diluted earnings per share was $0.11, compared to diluted earnings per share of $0.08.
•Return on Earning Assets (ROEA) improved to 175% from 154%.
CEO COMMENTARY AND OUTLOOK
Chief Executive Officer Jason Kulas stated, “I am pleased with our results in the fourth quarter and for the fiscal year, and am proud the team has executed on the strategy we put in place at the end of fiscal 2020. We are improving the customer experience, embracing technological improvements, and have launched our new loyalty program which will be rolled out in the majority of stores by the end of the calendar year. Our key financial metrics continue to improve sequentially due to the initiatives that we have taken throughout the year. We credit our team members who have embraced the renewed emphasis on culture and serving our customers while focusing on innovative ways to improve the core pawn business, grow PLO and increase margins.
“We are seeing strong signs of recovery from the pandemic and stimulus impact in the U.S., with Latin America slightly lagging due to the concerns over the Delta variant.
“The integration of the 139 stores we acquired this year is going well, and our current acquisition pipeline remains robust. In addition, we recently invested in a company that gives us increased geographical diversification by having interests in pawn stores in the Caribbean.
“As we continue to grow our footprint outside of the US, I am delighted to announce the recent promotion of Blair Powell to President of Global Pawn with management responsibility for all of our pawn operations worldwide. Blair has over 30 years of experience in the industry and has been serving as President of US Pawn for the past year. I am confident that this more streamlined global structure will enhance the in-store experience, optimize expenses and further drive profitability.
“Looking ahead toward fiscal 2022, we remain committed to maintaining operating excellence, a strong balance sheet and cost discipline while pursuing sustainable growth. Our customers and team members are critical to our success. We strive to be our customers’ first and best choice for their short-term cash needs and for affordable pre-owned and recycled goods. Enhanced training and diversity and inclusion programs are in place to help develop team members and improve productivity and retention. We are appreciative of our team members’ excellent execution and passion for pawn, and we are enthusiastic about the year ahead."

CONSOLIDATED RESULTS

Three Months Ended September 30	As Reported		Adjusted[1]
in millions, except per share amounts	2021	2020	2021	2020

Total Revenues	$192.4	$166.8	$188.7	$166.8
Net Revenues	$119.3	$89.6	$117.2	$89.6
Income (Loss), Before Tax	$4.5	$(28.7)	$9.0	$3.3
Net Income (Loss)	$1.6	$(23.3)	$6.0	$4.2
Diluted Earnings (Loss) Per Share	$0.03	$(0.42)	$0.11	$0.08
EBITDA	$17.2	$(16.0)	$18.1	$12.3

Twelve Months Ended September 30	As Reported		Adjusted[1]
in millions, except per share amounts	2021	2020	2021	2020

Total Revenues	$729.6	$822.8	$724.1	$822.8
Net Revenues	$449.5	$449.2	$446.3	$451.5
Income (Loss), Before Tax	$16.1	$(70.1)	$31.1	$29.4
Net Income (Loss)	$8.6	$(68.5)	$21.0	$21.6
Diluted Earnings (Loss) Per Share	$0.15	$(1.24)	$0.38	$0.39
EBITDA	$66.4	$(20.0)	$67.5	$66.3
•Diluted earnings per share was $0.03 for the fourth quarter, compared to a loss of $0.42. On an adjusted basis, diluted earnings per share was $0.11, compared to $0.08. For the full year, diluted earnings per share was $0.15, compared to a loss of $1.24. On an adjusted basis, diluted earnings per share for the year was $0.38, compared to $0.39.
•For the fourth quarter, income before taxes improved 116% from a loss of $28.7 million to income of $4.5 million. Adjusted EBITDA increased 47% from $12.3 million to $18.1 million. For the full year, income before taxes improved by 123% to $16.1 million from a loss of $70.1 million and adjusted EBITDA increased 2% to $67.5 million from $66.3 million.
•PLO significantly increased to $175.9 million, up 34% and 12% on a sequential basis. On a same-store basis2, PLO increased 29% year-over-year and 12% sequentially.
•In the fourth quarter, total revenues increased 15% and net revenues increased 33%, reflecting improved PSC and merchandise sales gross profit. For the full year, total revenues decreased 11% and net revenues were flat, reflecting lower average PLO (driving lower PSC) for the year, offset by improved sales profit margins.
•Merchandise sales gross profit margin was 41% in the fourth quarter, up from 31%. For the full year, merchandise sales gross profit margin was 42% compared to 33%. These improvements reflect the commitment to improving the core business by driving down aged general merchandise (now less than 1% of total general merchandise inventory) and focusing on selling inventory in the first 90 days.
•For the fourth quarter, PSC increased 32% due to an increase in the average PLO balance during the quarter. Though PLO significantly increased during the year, average PLO for fiscal 2021 was lower than in fiscal 2020, which led to a full year PSC decrease of 5%.
•Net inventory increased 16% year-over-year and 20% sequentially, reflecting an increase in pawn activity. Due to significant improvements at the store level, inventory turnover remained strong at a flat 2.8x for the fourth quarter and increased from 2.4x to 2.9x for the year.
•In the fourth quarter, store expenses increased $11.1 million or 14.3%, primarily due to the store count increase of 14.2% and increased incentive compensation. On a same-store basis, store expenses increased 7%. In addition, general and administrative expenses increased $11.8 million or 314%, primarily due to increased incentive compensation. For the full year, when removing the fiscal 2020 incentive compensation reversal of $20.9 million, store expenses on a same-store basis decreased $15.9 million or 5% and G&A expenses decreased $14.6 million or 21%.

•Cash and cash equivalents at the end of the quarter was $253.7 million, down $50.9 million or 17% and $30.0 million or 11% on a sequential basis. The decrease is primarily due to the increase in PLO and the acquisition of new stores.
SEGMENT RESULTS
U.S. Pawn
•PLO continued to increase, ending the year up 28% (27% on a same store basis) and up 16% compared to the end of the third quarter.
•In the fourth quarter, total revenue was up 12% and net revenues increased 21%, reflecting increasing PSC, higher sales and improved merchandise sales gross profit. For the full year, total revenues decreased 13% and net revenues decreased 3%, reflecting lower average PLO for the year (driving lower PSC) offset by improved sales profit margins.
•For the fourth quarter, merchandise sales gross profit gross margins continued to remain high at 43% compared to 37%. During the year, merchandise sales gross profit gross margins increased 768 bps to 44%, reflecting a focus on improving retailing and lower levels of aged general merchandise inventory (which improved to 0.7% from 4.3% of total merchandise inventory).
•PSC increased 22% in the fourth quarter as a result of higher average PLO. Though PLO significantly increased during the year, the average PLO for the year was lower than in fiscal 2020 which led to a full year PSC decrease of 6%.
•Net inventory increased 9% and 19% sequentially. Inventory turnover continued to improve, increasing to 2.7x from 2.5x for the prior year quarter and increasing to 2.7x from 2.3x for the year.
•In the fourth quarter, store expenses increased 9% or $5.4 million to $65.1 million, primarily due to the increase of incentive compensation of approximately $7.0 million, reflecting improved performance compared to the prior year. For the full year, when removing the fiscal 2020 incentive compensation reversal, store expenses on a same-store basis decreased $11.9 million or 4%, reflecting expense optimization.
•Segment contribution increased $13.3 million to $20.9 million in the fourth quarter and increased $12.4 million to $85.5 million for the year. On an adjusted basis, segment contribution increased $10.2 million in the quarter and decreased $3.5 million in the year.
•Segment store count increased by 11 during the year resulting from the acquisition in the Houston, Texas area completed in May.
Latin America Pawn
•PLO significantly improved, increasing 60% to $40.0 million (51% on constant currency basis). On a sequential basis, PLO was flat compared to a 5% sequential decrease in the prior-year quarter. On a same store basis, PLO increased 37% (29% on a constant currency basis) and decreased 2% (increased 2% on a constant currency basis) sequentially.
•In the fourth quarter, total revenue was up 27% (18% on a constant currency basis), while net revenues increased 91% (78% on a constant currency basis). For the fiscal year, total revenues were down 3% (6% on a constant currency basis), while net revenues increased by 14% (11% on a constant currency basis) reflecting significantly improved margins.
•Merchandise sales gross profit margins significantly improved in the fourth quarter to 34% compared to 13%. During the year, merchandise sales gross profit gross margins increased 1,270 bps to 35% (up 1,266 bps to 35% on a constant currency basis), reflecting a focus on improving retailing and lower levels of aged general merchandise inventory (which improved to 0.3% from 7.8% of total merchandise inventory).
•PSC increased by 66% in the fourth quarter to $20.0 million (up 55% to $18.7 million on a constant currency basis) as a result of higher average PLO for the quarter. For the fiscal year, PSC increased 1% (down 2% on a constant currency basis) as a result of lower average PLO for the year.
•Net inventory increased 42% (34% on a constant currency basis), but was up 24% sequentially (up 31% on a constant currency basis). Inventory turnover remains strong at 3.3x down from 3.8x for the prior year quarter and increased substantially for the year to 3.7x from 2.8x.

•In the fourth quarter, store expenses increased $7.1 million or 43% ($4.9 million or 30% on a constant currency basis) primarily due to growth in store count and the increase in incentive compensation, reflecting improved performance compared to fiscal 2020. Same-store expenses increased $2.4 million or 15% ($0.9 million or 5% on a constant currency basis). For the full year, when removing the fiscal 2020 incentive compensation reversal, store expenses on a same-store basis increased $1.7 million or 2% (down 1% on a constant currency basis).
•Segment contribution for the fourth quarter was $6.1 million ($5.8 million on a constant currency basis), compared to a segment loss of $3.9 million in the prior year quarter. For the year, segment contribution was up by $44.0 million to $17.3 million (a $43.2 million increase to $16.7 million on a constant currency basis). On an adjusted basis, the increase in segment contribution for the fourth quarter was $7.0 million to $6.3 million and the increase for the year was $5.2 million to $17.6 million.
•Segment store count increased by 5 de novo stores during the fourth quarter and increased by 132 stores for the year through acquisitions and de novo stores.
FORM 10-K
EZCORP’s Annual Report on Form 10-K for fiscal 2021 has been filed with the Securities and Exchange Commission. The report is available in the Investor Relations section of the Company’s website at http://investors.ezcorp.com. EZCORP shareholders may obtain a paper copy of the report, free of charge, by sending a request to the investor relations contact below.
CONFERENCE CALL
EZCORP will host a conference call on Thursday, November 18, 2021, at 7:00 am Central Time to discuss Fourth Quarter and Full Year Fiscal 2021 results. Analysts and institutional investors may participate on the conference call by dialing (833) 579-0921, Conference ID: 1962857, or internationally by dialing (778) 560-2579. The conference call will be webcast simultaneously to the public through this link: http://investors.ezcorp.com/. A replay of the conference call will be available online at http://investors.ezcorp.com/ shortly after the end of the call.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and pre-owned and recycled merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P 1000 Index and Nasdaq Composite Index.
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1”Adjusted” basis, which is a non-GAAP measure, excludes certain items. “Constant currency” basis, which is a non-GAAP measure, excludes the impact of foreign currency exchange rate fluctuations. “Free cash flow,” which is a non-GAAP measure, includes certain adjustments to cash flow from operating activities.
2”Same Store” basis, which is a non-GAAP measure, includes stores open the entirety of the comparable periods.
For additional information about these calculations, as well as a reconciliation to the most comparable GAAP financial measures, see “Non-GAAP Financial Information” at the end of this release.

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220

1”Adjusted” basis, which is a non-GAAP measure, excludes certain items. “Constant currency” basis, which is a non-GAAP measure, excludes the impact of foreign currency exchange rate fluctuations. “Free cash flow,” which is a non-GAAP measure, includes certain adjustments to cash flow from operating activities.

For additional information about these calculations, as well as a reconciliation to the most comparable GAAP financial measures, see “Non-GAAP Financial Information” at the end of this release.

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
	(Unaudited)
Revenues:
Merchandise sales	$111,982	$105,118	$442,798	$498,213
Jewelry scrapping sales	7,518	6,244	26,025	47,953
Pawn service charges	72,840	55,231	260,196	272,638
Other revenues	104	246	532	3,973
Total revenues	192,444	166,839	729,551	822,777
Merchandise cost of goods sold	66,346	72,770	257,218	334,481
Jewelry scrapping cost of goods sold	6,772	4,512	22,848	38,041
Other cost of revenues	—	(39)	—	1,054
Net revenues	119,326	89,596	449,485	449,201
Operating expenses:
Store expenses	88,576	77,506	330,837	336,770
General and administrative	15,625	3,778	56,495	54,133
Impairment of goodwill, intangible and other assets	—	7,606	—	54,666
Depreciation and amortization	7,592	7,653	30,672	30,827
(Gain) loss on sale or disposal of assets and other	(7)	(459)	83	801
Other charges	(268)	20,388	229	20,388
Total operating expenses	111,518	116,472	418,316	497,585
Operating income (loss)	7,808	(26,876)	31,169	(48,384)
Interest expense	5,635	5,883	22,177	22,472
Interest income	(559)	(761)	(2,477)	(3,173)
Equity in net (income) loss of unconsolidated affiliates	(1,394)	(3,467)	(3,803)	2,429
Other (income) expense	(401)	198	(790)	(17)
Income (loss) before income taxes	4,527	(28,729)	16,062	(70,095)
Income tax expense (benefit)	2,974	(5,389)	7,450	(1,632)
Net income (loss)	$1,553	$(23,340)	$8,612	$(68,463)

Basic earnings (loss) per share	$0.03	$(0.42)	$0.15	$(1.24)
Diluted earnings (loss) per share	$0.03	$(0.42)	$0.15	$(1.24)

Weighted-average basic shares outstanding	56,057	55,070	55,744	55,313
Weighted-average diluted shares outstanding	56,441	55,070	55,949	55,313

EZCORP, Inc.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)	September 30, 2021	September 30, 2020

Assets:
Current assets:
Cash and cash equivalents	$253,667	$304,542
Restricted cash	9,957	8,011
Pawn loans	175,901	131,323
Pawn service charges receivable, net	29,337	20,580
Inventory, net	110,989	95,891
Notes receivable, net	—	—
Prepaid expenses and other current assets	31,010	32,903
Total current assets	610,861	593,250
Investments in unconsolidated affiliates	37,724	32,458
Property and equipment, net	53,811	56,986
Right-of-use asset, net	200,990	183,809
Goodwill	285,758	257,582
Intangible assets, net	62,104	58,638
Notes receivable, net	1,181	1,148
Deferred tax asset, net	9,746	8,931
Other assets	4,736	4,221
Total assets	$1,266,911	$1,197,023

Liabilities and equity:
Current liabilities:
Current maturities of long-term debt, net	$—	$213
Accounts payable, accrued expenses and other current liabilities	90,268	71,504
Customer layaway deposits	12,557	11,008
Lease liability	52,263	49,742
Total current liabilities	155,088	132,467
Long-term debt, net	264,186	251,016
Deferred tax liability, net	3,684	524
Lease liability	161,330	153,040
Other long-term liabilities	10,385	10,849
Total liabilities	594,673	547,896
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A Non-Voting Common Stock, par value $0.01 per share; shares authorized: 100 million; 53,086,438 issued and outstanding as of September 30, 2021; and issued and outstanding of 52,332,848 as of September 30, 2020	530	521
Class B Voting Common Stock, convertible, par value $0.01 per share; shares authorized: 3 million; issued and outstanding: 2,970,171 as of September 30, 2021 and 2020	30	30
Additional paid-in capital	403,312	398,475
Retained earnings	326,781	318,169
Accumulated other comprehensive loss	(58,415)	(68,068)
Total equity	672,238	649,127
Total liabilities and equity	$1,266,911	$1,197,023

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
(in thousands)	2021	2020

Operating activities:
Net income (loss)	$8,612	$(68,463)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,672	30,827
Amortization of debt discount and deferred financing costs	13,797	13,200
Amortization of right-of-use asset	48,480	45,649
Accretion of notes receivable discount and deferred compensation fee	—	(821)
Deferred income taxes	3,283	(8,393)
Impairment of goodwill, intangibles and other assets	—	54,666
Other adjustments	(185)	1,652
Provision for inventory reserve	(8,003)	2,577
Stock compensation expense	3,946	(5,094)
Equity in net (income) loss from investment in unconsolidated affiliates	(3,803)	2,429
Changes in operating assets and liabilities, net of business acquisitions:
Service charges and fees receivable	(7,332)	11,021
Inventory	371	14,466
Prepaid expenses, other current assets and other assets	7,373	(875)
Accounts payable, accrued expenses and other liabilities	(54,209)	(37,401)
Customer layaway deposits	1,256	(1,647)
Income taxes	2,180	(4,715)
Net cash provided by operating activities	46,438	49,078
Investing activities:
Loans made	(601,638)	(568,368)
Loans repaid	351,092	394,469
Recovery of pawn loan principal through sale of forfeited collateral	208,551	304,323
Capital expenditures, net	(23,601)	(28,526)
Acquisitions, net of cash acquired	(19,015)	—
Principal collections on notes receivable	—	8,000
Net cash (used in) provided by investing activities	(84,611)	109,898
Financing activities:
Taxes paid related to net share settlement of equity awards	(839)	(1,459)
Payout of deferred consideration	—	(350)
Proceeds from borrowings, net of issuance costs	—	912
Payments on assumed debt and other borrowings	(15,414)	(198)
Repurchase of common stock	—	(5,158)
Net cash used in financing activities	(16,253)	(6,253)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	5,497	(2,612)
Net (decrease) increase in cash and cash equivalents and restricted cash	(48,929)	150,111
Cash and cash equivalents and restricted cash at beginning of period	312,553	162,442
Cash and cash equivalents and restricted cash at end of period	$263,624	$312,553

Supplemental disclosure of cash flow information
Cash and cash equivalents	$253,667	$304,542
Restricted cash	9,957	8,011
Total cash and cash equivalents and restricted cash	$263,624	$312,553

Cash paid during the period for interest	$8,230	$8,489
Cash paid during the period for income taxes, net	3,696	9,753

Non-cash investing and financing activities:
Pawn loans forfeited and transferred to inventory	$212,756	$241,252
Transfer of consideration for current period acquisition	1,545	—
Acquisition earn-out contingency	4,608	—
Accrued acquisition consideration held as restricted cash	1,986	—

EZCORP, Inc.
OPERATING SEGMENT RESULTS
(Unaudited)

	Three Months Ended September 30, 2021
(in thousands)	U.S. Pawn	Latin America Pawn	Other International	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$80,950	$31,032	$—	$111,982	$—	$111,982
Jewelry scrapping sales	5,767	1,751	—	7,518	—	7,518
Pawn service charges	52,885	19,955	—	72,840	—	72,840
Other revenues	22	—	82	104	—	104
Total revenues	139,624	52,738	82	192,444	—	192,444
Merchandise cost of goods sold	45,858	20,488	—	66,346	—	66,346
Jewelry scrapping cost of goods sold	5,130	1,642	—	6,772	—	6,772
Net revenues	88,636	30,608	82	119,326	—	119,326
Segment and corporate expenses (income):
Store expenses	65,088	23,488	—	88,576	—	88,576
General and administrative	—	—	—	—	15,625	15,625
Depreciation and amortization	2,678	1,912	—	4,590	3,002	7,592
Gain on sale or disposal of assets and other	—	(6)	—	(6)	(1)	(7)
Other charges	—	(268)	—	(268)	—	(268)
Interest expense	—	—	—	—	5,635	5,635
Interest income	—	(197)	—	(197)	(362)	(559)
Equity in net income of unconsolidated affiliates	—	—	(1,394)	(1,394)	—	(1,394)
Other (income) expense	—	(465)	10	(455)	54	(401)
Segment contribution	$20,870	$6,144	$1,466	$28,480
Income (loss) before income taxes				$28,480	$(23,953)	$4,527

	Three Months Ended September 30, 2020
(in thousands)	U.S. Pawn	Latin America Pawn	Other International	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$77,862	$27,256	$—	$105,118	$—	$105,118
Jewelry scrapping sales	3,786	2,458	—	6,244	—	6,244
Pawn service charges	43,222	12,009	—	55,231	—	55,231
Other revenues	43	(50)	253	246	—	246
Total revenues	124,913	41,673	253	166,839	—	166,839
Merchandise cost of goods sold	49,056	23,714	—	72,770	—	72,770
Jewelry scrapping cost of goods sold	2,634	1,878	—	4,512	—	4,512
Other cost of revenues	—	32	(71)	(39)	—	(39)
Net revenues	73,223	16,049	324	89,596	—	89,596
Segment and corporate expenses (income):
Store expenses	59,687	16,423	1,396	77,506	—	77,506
General and administrative	—	—	—	—	3,778	3,778
Impairment of goodwill, intangible and other assets	—	2	25	27	7,579	7,606
Depreciation and amortization	2,705	1,839	8	4,552	3,101	7,653
Loss (gain) on sale or disposal of assets and other	151	—	—	151	(610)	(459)
Other Charges	3,106	1,715	3,802	8,623	11,765	20,388
Interest expense	—	255	85	340	5,543	5,883
Interest income	—	(425)	—	(425)	(336)	(761)
Equity in net income of unconsolidated affiliates	—	—	(3,467)	(3,467)	—	(3,467)
Other expense (income)	—	147	(8)	139	59	198
Segment contribution (loss)	$7,574	$(3,907)	$(1,517)	$2,150
Income (loss) before income taxes				$2,150	$(30,879)	$(28,729)

	Twelve Months Ended September 30, 2021
(in thousands)	U.S. Pawn	Latin America Pawn	Other International	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$341,495	$101,303	$—	$442,798	$—	$442,798
Jewelry scrapping sales	15,260	10,765	—	26,025	—	26,025
Pawn service charges	196,721	63,475	—	260,196	—	260,196
Other revenues	105	7	420	532	—	532
Total revenues	553,581	175,550	420	729,551	—	729,551
Merchandise cost of goods sold	191,039	66,179	—	257,218	—	257,218
Jewelry scrapping cost of goods sold	13,001	9,847	—	22,848	—	22,848
Net revenues	349,541	99,524	420	449,485	—	449,485
Segment and corporate expenses (income):
Store expenses	253,344	77,493	—	330,837	—	330,837
General and administrative	—	—	—	—	56,495	56,495
Depreciation and amortization	10,650	7,371	—	18,021	12,651	30,672
Loss (gain) on sale or disposal of assets and other	27	(6)	—	21	62	83
Other charges	—	229	—	229	—	229
Interest expense	—	—	—	—	22,177	22,177
Interest income	—	(2,016)	—	(2,016)	(461)	(2,477)
Equity in net income of unconsolidated affiliates	—	—	(3,803)	(3,803)	—	(3,803)
Other (income) expense	—	(840)	(173)	(1,013)	223	(790)
Segment contribution	$85,520	$17,293	$4,396	$107,209
Income (loss) before income taxes				$107,209	$(91,147)	$16,062

	Twelve Months Ended September 30, 2020
(in thousands)	U.S. Pawn	Latin America Pawn	Other International	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$391,921	$106,292	$—	$498,213	$—	$498,213
Jewelry scrapping sales	36,691	11,262	—	47,953	—	47,953
Pawn service charges	210,081	62,557	—	272,638	—	272,638
Other revenues	150	—	3,823	3,973	—	3,973
Total revenues	638,843	180,111	3,823	822,777	—	822,777
Merchandise cost of goods sold	251,544	82,937	—	334,481	—	334,481
Jewelry scrapping cost of goods sold	28,064	9,977	—	38,041	—	38,041
Other cost of revenues	—	101	953	1,054	—	1,054
Net revenues	359,235	87,096	2,870	449,201	—	449,201
Segment and corporate expenses (income):
Store expenses	261,608	69,916	5,246	336,770	—	336,770
General and administrative	—	—	—	—	54,133	54,133
Impairment of goodwill, intangible and other assets	10,000	35,938	1,149	47,087	7,579	54,666
Depreciation and amortization	11,030	7,315	68	18,413	12,414	30,827
Loss (gain) on sale or disposal of assets and other	385	(72)	(20)	293	508	801
Other Charges	3,106	1,715	3,802	8,623	11,765	20,388
Interest expense	—	685	549	1,234	21,238	22,472
Interest income	—	(1,586)	—	(1,586)	(1,587)	(3,173)
Equity in net loss of unconsolidated affiliates	—	—	2,429	2,429	—	2,429
Other (income) expense	—	(156)	6	(150)	133	(17)
Segment contribution (loss)	$73,106	$(26,659)	$(10,359)	$36,088
Income (loss) before income taxes				$36,088	$(106,183)	$(70,095)

EZCORP, Inc.
STORE COUNT ACTIVITY
(Unaudited)

	Three Months Ended September 30, 2021
	U.S. Pawn	Latin America Pawn	Consolidated

As of June 30, 2021	516	627	1,143
New locations opened	—	5	5
As of September 30, 2021	516	632	1,148

	Three Months Ended September 30, 2020
	U.S. Pawn	Latin America Pawn	Other International	Consolidated

As of June 30, 2020	511	496	22	1,029
New locations opened	—	7	—	7
Locations sold, combined or closed	(6)	(3)	(22)	(31)
As of September 30, 2020	505	500	—	1,005

	Twelve Months Ended September 30, 2021
	U.S. Pawn	Latin America Pawn	Consolidated

As of September 30, 2020	505	500	1,005
New locations opened	—	15	15
Locations acquired	11	128	139
Locations sold, combined or closed	—	(11)	(11)
As of September 30, 2021	516	632	1,148

	Twelve Months Ended September 30, 2020
	U.S. Pawn	Latin America Pawn	Other International	Consolidated

As of September 30, 2019	512	480	22	1,014
New locations opened	—	23	—	23
Locations sold, combined or closed	(7)	(3)	(22)	(32)
As of September 30, 2020	505	500	—	1,005

Non-GAAP Financial Information (Unaudited)
In addition to the financial information prepared in conformity with accounting principles generally accepted in the United States ("GAAP"), we provide certain other non-GAAP financial information on a constant currency ("constant currency") and adjusted basis. We use constant currency results to evaluate our Latin America Pawn operations, which are denominated primarily in Mexican pesos, Guatemalan quetzales and other Latin American currencies. We believe that presentation of constant currency and adjusted results is meaningful and useful in understanding the activities and business metrics of our operations and reflect an additional way of viewing aspects of our business that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. We use this non-GAAP financial information primarily to evaluate and compare operating results across accounting periods.
Readers should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Constant currency results reported herein are calculated by translating consolidated balance sheet and consolidated statement of operations items denominated in local currency to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current period, in order to exclude the effects of foreign currency rate fluctuations. We used the end-of-period rate for balance sheet items and the average closing daily exchange rate on a monthly basis during the appropriate period for statement of operations items. The end-of-period and approximate average exchange rates for each applicable currency as compared to U.S. dollars as of and for the three and twelve months ended September 30, 2021 and 2020 were as follows:

	September 30,		Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020	2021	2020

Mexican peso	20.5	22.3	20.0	22.1	20.2	21.1
Guatemalan quetzal	7.6	7.6	7.6	7.5	7.6	7.5
Honduran lempira	23.9	24.2	23.5	24.3	23.8	24.3
Peruvian sol	4.1	3.6	4.0	3.5	3.7	3.4
Our statement of operations constant currency results reflect the monthly exchange rate fluctuations and so are not directly calculable from the above rates. Constant currency results, where presented, also exclude the foreign currency gain or loss.
Miscellaneous Non-GAAP Financial Measures

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in millions)	2021	2020	2021	2020

Net income (loss)	$1.6	$(23.3)	$8.6	$(68.5)
Interest expense	5.6	5.9	22.2	22.5
Interest income	(0.6)	(0.8)	(2.5)	(3.2)
Income tax expense (benefit)	3.0	(5.4)	7.5	(1.6)
Depreciation and amortization	7.6	7.7	30.7	30.8
EBITDA	$17.2	$(16.0)	$66.5	$(20.0)

	Total Revenues	Net Revenues	Income (Loss) Before Tax	Tax Effect	Net Income (Loss)	Diluted EPS	EBITDA

2021 Q4 Reported	$192.4	$119.3	$4.5	$2.9	$1.6	$0.03	$17.2
Acquisition expenses	—	—	1.5	0.1	1.4	0.02	1.5
Peru reserve	—	—	(0.3)	—	(0.3)	—	(0.3)
Non cash net interest expense	—	—	3.6	0.1	3.5	0.06	—
Constant currency impact	(3.7)	(2.1)	(0.3)	(0.1)	(0.2)	—	(0.3)
2021 Q4 Adjusted	$188.7	$117.2	$9.0	$3.0	$6.0	$0.11	$18.1

	Total Revenues	Net Revenues	Income (Loss) Before Tax	Tax Effect	Net Income (Loss)	Diluted EPS	EBITDA

2021 Full Year Reported	$729.6	$449.5	$16.1	$7.5	$8.6	$0.15	$66.5
Acquisition expenses	—	—	2.0	0.4	1.6	0.03	2.0
Peru reserve	—	—	0.2	0.1	0.1	—	0.2
FY20 Contract write-off over-accrual	—	—	(0.4)	(0.1)	(0.3)	(0.01)	(0.4)
Non cash net interest expense	—	—	13.8	2.3	11.5	0.21	—
Constant currency impact	(5.5)	(3.2)	(0.6)	(0.1)	(0.5)	—	(0.8)
2021 Full Year Adjusted	$724.1	$446.3	$31.1	$10.1	$21.0	$0.38	$67.5

	Total Revenues	Net Revenues	(Loss) Income Before Tax	Tax Effect	Net (Loss) Income	Diluted EPS	EBITDA

2020 Q4 Reported	$166.8	$89.6	$(28.7)	$(5.4)	$(23.3)	$(0.42)	$(16.0)
Other Charges	—	—	20.4	3.7	16.7	0.30	20.4
Impairment of intangible assets	—	—	7.6	1.7	5.9	0.11	7.6
Non cash interest	—	—	3.3	0.8	2.5	0.05	—
Other adjustments	—	—	0.7	(1.7)	2.4	0.04	0.3
2020 Q4 Adjusted	$166.8	$89.6	$3.3	$(0.9)	$4.2	$0.08	$12.3

	Total Revenues	Net Revenues	(Loss) Income Before Tax	Tax Effect	Net (Loss) Income	Diluted EPS	EBITDA

2020 Full Year Reported	$822.8	$449.2	$(70.1)	$(1.6)	$(68.5)	$(1.24)	$(20.0)
Other Charges	—	—	20.4	1.9	18.5	0.34	20.4
Impairment of intangible assets	—	—	47.1	4.5	42.6	0.77	47.1
ROU asset impairment	—	—	5.0	0.5	4.5	0.08	5.0
COVID-19 related expenses	—	—	1.4	0.1	1.3	0.02	1.4
Shrink/robbery/property loss (US stores)	—	2.3	2.3	0.2	2.1	0.04	2.3
Mexico VAT adjustment costs	—	—	1.1	0.1	1.0	0.02	1.1
CCV adjustments	—	—	7.1	0.7	6.4	0.12	7.1
IT Project write-offs	—	—	2.6	0.2	2.4	0.04	2.6
Non cash interest expense	—	—	12.4	1.2	11.2	0.20	—
Other adjustments	—	—	0.1	—	0.1	—	(0.7)
2020 Full Year Adjusted	$822.8	$451.5	$29.4	$7.8	$21.6	$0.39	$66.3

	Three Months Ended September 30, 2021		Twelve Months Ended September 30, 2021
(in millions)	U.S. Dollar Amount	Percentage Change YOY	U.S. Dollar Amount	Percentage Change YOY

Consolidated revenue	$192.4	15%	$729.6	(11)%
Currency exchange rate fluctuations	(3.7)		(5.5)
Constant currency consolidated revenue	$188.7	13%	$724.1	(12)%

Consolidated net revenue	$119.3	33%	$449.5	—%
Currency exchange rate fluctuations	(2.1)		(3.2)
Constant currency consolidated net revenue	$117.2	31%	$446.3	(1)%

Consolidated net inventory	$111.0	16%	$111.0	16%
Currency exchange rate fluctuations	(1.8)		(1.8)
Constant currency consolidated net inventory	$109.2	14%	$109.2	14%

Latin America Pawn net revenue	$30.6	91%	$99.5	14%
Currency exchange rate fluctuations	(2.1)		(3.1)
Constant currency Latin America Pawn net revenue	$28.5	77%	$96.4	11%

Latin America Pawn PLO	$40.0	60%	$40.0	60%
Currency exchange rate fluctuations	(2.3)		(2.3)
Constant currency Latin America Pawn PLO	$37.7	51%	$37.7	51%

Latin America Pawn PSC revenues	$20.0	66%	$63.5	1%
Currency exchange rate fluctuations	(1.3)		(2.0)
Constant currency Latin America Pawn PSC revenues	$18.6	55%	$61.5	(2)%

Latin America Pawn merchandise sales	$31.0	14%	$101.3	(5)%
Currency exchange rate fluctuations	(2.3)		(3.1)
Constant currency Latin America Pawn merchandise sales	$28.7	5%	$98.2	(8)%

Latin America Pawn segment profit before tax	$6.1	257%	$17.3	165%
Currency exchange rate fluctuations	(0.3)		(0.6)
Constant currency Latin America Pawn segment profit before tax	$5.8	249%	$16.7	163%